EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of FreeSeas Inc. for the registration of 2,441,587 shares of its common stock and to the incorporation by reference therein of our report dated April 19, 2013, with respect to the consolidated financial statements of FreeSeas Inc. as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission on April 19, 2013.

/s/ RBSM LLP

May 31, 2013
New York, NY